EXHIBIT 99.1

Oncternal Therapeutics Announces $6.2 Million Registered Direct Offering

Priced At-the-Market under Nasdaq Rules

SAN DIEGO, July 20, 2020 — Oncternal Therapeutics, Inc. (Nasdaq: ONCT), a clinical-stage biopharmaceutical company focused on the development of novel oncology therapies, today announced that it has entered into definitive agreements primarily with existing institutional and private accredited investors, for the purchase and sale of 2,581,867 shares of its common stock, at a purchase price of $2.3825 per share, in a registered direct offering priced at-the-market under Nasdaq rules. Oncternal also agreed to issue to the investors, in a concurrent private placement, unregistered warrants to purchase up to an aggregate of 1,290,933 shares of its common stock. The closing of the offering is expected to occur on or about July 21, 2020, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The warrants have an exercise price of $2.32 per share, will be exercisable immediately upon issuance and will expire five and one-half years from the date of issuance.

The gross proceeds from this offering are expected to be approximately $6.2 million, before deducting placement agent’s fees and other estimated offering expenses. Oncternal intends to use the net proceeds from this offering for general corporate purposes, including expenses related to the clinical development of cirmtuzumab and TK216, preclinical development of our ROR1 CAR-T program and other preclinical programs, and for working capital.

The shares of common stock (but not the warrants or the shares of common stock underlying the warrants) are being offered by Oncternal pursuant to a “shelf” registration statement on Form S-3 (File No. 333-222268) previously filed with the Securities and Exchange Commission (the “SEC”) on December 22, 2017 and declared effective by the SEC on January 5, 2018. The offering of the shares of common stock will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying prospectus relating to the shares of common stock being offered will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (646) 975-6996 or e-mail at placements@hcwco.com.

The warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Oncternal Therapeutics

Oncternal Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel oncology therapies for the treatment of cancers with critical unmet medical need. Oncternal focuses drug development on promising yet untapped biological pathways implicated in cancer generation or progression. The clinical pipeline includes cirmtuzumab, an investigational monoclonal antibody designed to inhibit the ROR1 pathway, a type I tyrosine kinase-like orphan receptor, that is being evaluated in a Phase 1/2 clinical trial in combination with ibrutinib for the treatment of patients with chronic lymphocytic leukemia (CLL) and mantle cell lymphoma (MCL) and in an investigator-sponsored, Phase 1b clinical trial in combination with paclitaxel for the treatment of women with HER2-negative metastatic or locally advanced, unresectable breast cancer, and TK216, an investigational targeted small-molecule inhibitor of the ETS family of oncoproteins, that is being evaluated in a Phase 1 clinical trial for patients with Ewing sarcoma alone and in combination with vincristine chemotherapy. In addition, Oncternal has a program to develop a CAR-T therapy that targets ROR1, which is currently in preclinical development as a potential treatment for hematologic cancers and solid tumors.

Forward-Looking Information

Oncternal cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions. These statements are based on Oncternal’s current beliefs and expectations. Forward-looking statements include statements regarding: the completion of the registered direct offering, the satisfaction of customary closing conditions related to the registered direct offering and the intended use of net proceeds from the registered direct offering. The inclusion of forward-looking statements should not be regarded as a representation by Oncternal that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in Oncternal’s business, including, without limitation: market and other conditions and the satisfaction of customary closing conditions related to the offering; and other risks described in Oncternal’s prior press releases as well as in public periodic filings with the U.S. Securities & Exchange Commission. All forward-looking statements in this press release are current only as of the date hereof and, except as required by applicable law, Oncternal undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Oncternal Contacts:

Company Contact

Richard Vincent

858-434-1113

rvincent@oncternal.com

Investor Contact

Corey Davis, Ph.D.

LifeSci Advisors

212-915-2577

cdavis@lifesciadvisors.com

Media Contact

Jason Spark

Canale Communications

619-849-6005

jason@canalecomm.com